 EXHIBIT 10.5

AMENDMENT #2 TO THE EQUITY PURCHASE AGREEMENT ENTERED INTO ON JUNE 12, 2017

THIS AMENDMENT #2 (the “Amendment”) TO THE EQUITY PURCHASE AGREEMENT ENTERED INTO ON February 1, 2018 and made effective as of October 9, 2017, by and between MMEX Resources Corporation, Nevada corporation (the “Company”), and Crown Bridge Partners, LLC, a New York limited liability company (the “Holder”) (collectively the “Parties”).

WHEREAS, the Company and Holder are the parties to that certain equity purchase agreement (as amended to date, the “EPA”) originally entered into by the Company and Holder on June 12, 2017; and

WHEREAS, the Parties desire to amend the EPA as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Section 7.2(f) shall be removed in its entirety.

2. Section 10.5 shall be amended to read as follows:

Section 10.5 TERMINATION. The Company may terminate this Agreement at any time by written notice to the Investor, except during any Valuation Period. In addition, this Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period; (ii) the date that the Company sells and the Investor purchases the Maximum Commitment Amount; (iii) the date in which the Registration Statement is no longer effective; (iv) the date on which the trading of the Common Stock shall have been suspended by the SEC, the Principal Market or FINRA, or otherwise halted for any reason, or the Common Stock shall have been delisted from the Principal Market; or (v) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors; provided, however, that the provisions of Articles III, IV, V, VI, IX and the agreements and covenants of the Company and the Investor set forth in Article X shall survive the termination of this Agreement.

3. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the EPA. Except as specifically modified hereby, all of the provisions of the EPA, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

MMEX Resources Corporation		Crown Bridge Partners, LLC

By:	/s/ Jack W. Hanks	By	/s/ Seth Ahdoot

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